ESSXSPORT CORP. ACQUIRES HOLDINGS OF 30% OF MISS BEVERLY HILLS INC. AN INDICATION OF A PROGRESSIVE BUSINESS DIRECTION FOR THE COMPANY.

SUN VALLEY, CALIFORNIA, March 9th 2004 -- EssxSport Corp (OTC.OB: ESXS) today announced that in exchange for 60,000,000 shares of it common stock, it has acquired holdings of 30% from certain shareholders of Miss Beverley Hills, Inc. a private company based in Beverly Hills Ca. The shares issued to the certain shareholders of MBH represent approximately 43% of the issued and outstanding common stock of ESXS. An indication of a progressive direction of the company to diversify and explore various industries and to provide a mix for potential investors and their investment portfolios.

ABOUT ESSXSPORT CORP.

EssxSport sells several lines of sports equipment under the brand name ESSX. Many of which are supported and endorsed by Olympians. The Company produces and manufactures its own branded products and private labeled products in its two plants located in Fort Worth, Texas and Sun Valley, California. Primary products manufactured for Track and Field, are distributed to elementary schools, High Schools, Colleges and Universities. The Company manufactures as well as contracts with manufacturers for the production of other sports equipment and various other lines, for products used in baseball, basketball, volleyball, and soccer, marketing directly to end users via the Internet, catalog sales and trade shows.

The Company intends to move in the direction of having multiple investments and holdings in various businesses and the development of those businesses.

Visit EssxSport online to purchase products at http://www.eonlinesports.com Company video: http://www.essxsport.com

ABOUT MISS BEVERLY HILLS
MISS BEVERLY HILLS is uniquely positioned to become a premier player in the world of marketing and licensing, with visibility via pageants, model and talent agencies, and numerous licensed product categories. The brand will be licensed in a number of categories including apparel, eyewear, watches, bags, luggage, cosmetics and many other ancillary products. http://www.missbeverlyhills.com


Bruce Caldwell, EssxSport President and CEO stated, " We intend to build and assist companies in their development as we grow and move in the proper direction to build company value.
Caldwell went on to say, "We are now ready to begin considering additional acquisitions to compliment our existing business lines and increase sales to meet our 2004 goals."

More information on EssxSport Corp. can be found at http://investor.essxsport.com.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein that are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies or products; delays in testing and evaluation of products; and other risks detailed in the Company's information package available upon request from the Company.

EssxSport Corp

Bruce Caldwell
President and CEO
Bruce@EssxSport.com
http://www.EssxSport.com

Investor Relations 817-285-2886